EXHIBIT 99.2

Event ID:   2103149

Culture:   en-US

Event Name: Q1 2009 Shuffle Master, Inc. Earnings Conference Call

Event Date: 2009-03-12T21:00:00 UTC

C: Julia Boguslawski; Shuffle Master, Inc.; Director of IR

C: Mark Yoseloff; Shuffle Master, Inc.; CEO

C: Coreen Sawdon; Shuffle Master, Inc.; SVP, CAO & Acting CFO

C: Timothy Parrott; Shuffle Master, Inc.; CEO Elect

P: Carlo Santorelli; JPMorgan; Analyst

P: Ryan Worst; Brean Murray Carret; Analyst

+++ presentation

Operator: Welcome to the Shuffle Master first quarter 2009 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Julia Boguslawski, Director of Investor Relations for Shuffle Master. Thank you, Ms. Boguslawski, you may begin.

Julia Boguslawski: Good afternoon, and thank you for joining us today for our first quarter 2009 earnings call. I am Julia Boguslawski, Director of Investor Relations for Shuffle Master.

With me today are Mark Yoseloff, CEO of Shuffle Master; Coreen Sawdon, Senior Vice President, CAO and Acting CFO; Jerry Smith, Executive Vice President and General Counsel; and Timothy Parrott, CEO Elect. Today's conference call is being simultaneously webcast through our website, www.ShuffleMaster.com, and will also be archived for the next 30 days.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA, which represents a non-GAAP financial measure. The importance of this measure to investors, as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent 10-Q, which was filed earlier today, as well as in our prior public filings, including our 10-K, and today's press release announcing our first quarter 2009 results.

Now I will turn the call over to our CEO, Mark Yoseloff.

Mark Yoseloff: Thank you, Julia, and good afternoon to everyone.

After a 15-year association with Shuffle Master, today is my last conference call as CEO. Before discussing our first quarter results, I would like to take a few minutes to reflect on our progress during this period.

In 1994, Shuffle Master had only three products, and total revenue of $2.5 million dollars. By the time that I joined as a full-time employee in 1997, revenue had grown to just under $30 million, and in that year we set a business and product strategy that has now seen the Company grow to almost $200 million in revenue, built on numerous innovative products in four major product segments. Yet with all of this growth and success behind us, I believe that the best is yet to come for our Company.

Despite the economic downturn that is now existed for many months, the Company continues to post good results, with a growing lease and service revenue base. Acceptance and demand for our products is at an all-time high, with our core utility and proprietary table game businesses demonstrating remarkable resilience, and our newer electronic table business enjoying excellent growth. Finally, with the recent management restructuring, which has seen several long-term senior executives move to important top management positions, and culminating with the hiring of Tim Parrott as our new CEO, I believe that we have a topnotch team in place to move Shuffle Master to new heights.

As the largest individual shareholder of the Company, I am certainly as concerned as all of you with the dramatic drop in our share price. As recently as this past summer I added to my Shuffle Master holdings, because of my fundamental belief in the long-term positive prospects for the Company. Those beliefs remain strong as I see our Company weather the current economic storm. Recently, the gaming industry has seen upticks in regional gaming revenue. Although tourism, hotel room rates and other metrics are down, gambling itself appears to be pretty healthy, and we are solely in the gambling supply business. In fact, we are in product categories that are growing worldwide. The table game business, including e-tables, is the most rapidly-growing part of the casino business, and this is where we concentrate.

Now let me briefly recap our first quarter. Revenue for the quarter was $34.5 million dollars. On a local currency basis, revenue was up in most of our subsidiaries, although down 9% year-over-year in US dollars. When adjusted for local currency, revenue was down just 3% from the prior year period. Total revenue was positively impacted by increased lease and service revenue, which was a record $20.3 million, and helped to mitigate a decline in sales revenue.

As you recall on our fourth quarter year end call, we advised that historically Q1 is our softest quarter. This is due to combination of factors; namely, the slow down in Australia due to the month long summer shutdown of business, three major holidays falling within our fiscal quarter, and the limited capital available to our customers for equipment purchases as they reach the end of their budget cycles. Notwithstanding these factors, our results demonstrate our commitment to improving the bottom line, as evidenced by the 53% increase in adjusted EBITDA to $9.1 million from the prior year period. We achieved this by disciplined expense management and cost containment measures that resulted in a 24% decrease in operating expenses, net of severance charges.

There were some very positive trends during the quarter. Table Master continues to secure its spot as the work horse of our e-tables, appealing to racino, regional and strip operators alike, because of its cost saving features and impressive win per day, in addition to its popularity with customers. This is because Table Master, like all of our e-tables, is a preferred playing format in an electronics-only environment. There are currently over 400 Table Master systems in operation, including 17 on or surrounding the Las Vegas Strip, with pending orders from several renowned properties. To date, Table Master, which was part of a $1.7 million acquisition in 2003, has generated $30 million in revenue.

Three Card Poker was approved in Macau this quarter, and we are hopeful that the game will do well and grow in popularity. We started with three tables and now have orders for ten more, all from big name operators, due to the fact that the game is exceeding pit averages. In fact, the first install of Three Card Poker, or Fortune Three Card, as it's called in Macau, is earning $3000 per day.

Before turning to call over the Corie, I would like to highlight several of the value propositions that set us apart from the other companies in our space. First, we provide utility products that are essential to operating an efficient and secure pit, as well as increasing operator revenue. Shufflers have been long known to save our customers money and reduce operating expenses, while maximizing hands per hour and therefore revenue per hour. Additionally, the enhanced security features ensure operators keep every dollar by minimizing dealer error and preventing theft and cheating.

In addition to utility products, we provide entertainment. Even in the current economy people appear to be gambling again, as evidence by the recent increases in regional gaming revenue. In short, it seems people want to be entertained again, and we provide that, whether via our proprietary tables or electronic formats. Our proprietary titles and progressive add-ons are fun, interactive, and offer additional volatility, adding to the "win big" mentality which really resonates in a recession. Because we have the unique combination of both utility and entertainment product, we are generally faring well during the downturn, but poised to succeed when the market rebounds.

Second, we have been a first mover for e-tables in North America, and as demonstrated above, we are seeing e-tables expand their reach outside racinos and sporting clubs. As Corie will highlight later, our proprietary titles give us an unmatched competitive advantage. We've seen the recent proliferation of e-tables due in large part to the growth of electronic-only jurisdictions. We anticipate further expansions as states look to increase tax revenue, and we are positioned to capitalize on the many prospective opportunities.

Third, we believe there is a misconception on Wall Street that gaming is all but left for dead. While there is no denying that the industry has been hard hit, and that non-gaming revenue for gaming operators is down, gambling has not been as impacted as non-gaming revenue. In fact, it appears that the regional casinos are on an upswing in the beginning of this year. Gaming revenue for 2008 was down roughly $1.5 billion year-over-year or 4%, in the combination of US commercial casinos and Tribal Florida and Connecticut, and was up 31% or approximately $3.2 billion in Macau. People are still gambling, and they're doing it everywhere. Fortunately, we are a global company with a diverse revenue stream, and not dependent one region or one market for sustainability.

Looking out three years at the worldwide opportunity, there is great expansion happening in Asia, particularly Singapore, the Philippines, Vietnam, and farther down the road Taiwan, South Korea and possibly Japan. Even those projects with delayed openings in Macau will open in the future. South America continues to be a growing and fertile region for gaming. There's already a nice market for some of our second-generation product. India is often overlooked, but is a growing market, specifically in the region of Goa.

The regional markets are showing impressive resiliency in the downturn. Year-over-year in 2008 versus 2007, gaming revenue was up in Pennsylvania, New York, Florida, Iowa, Michigan, Missouri, Maine and Rhode Island, and stayed stable in Louisiana, West Virginia and Indiana.

Finally, to recap, we have been committed to our strategic initiatives, and have addressed the major areas of concern for our business to build long-term value for our shareholders. We successfully transitioned to a lease model, and have continued to grow our lease and service revenue every consecutive quarter since the initial rollout of our strategic initiatives in mid-2007. We removed the overhang regarding the convertible notes and debt refinancing in a timely manner, and are now in a strong financial position. We identified the right person to assume the CEO post, and ensured an orderly transition. We committed to a 10% cost reduction target for 2009, and have made excellent headway this quarter, improving the bottom line without compromising quality or interrupting operations.

We are aware of what the issues are, and have been, and as I look at our progress over the last two years, we have been steadily working through them one by one. We still have work to do; rather, Tim and the team still have work to do. But our track record has been consistent, and I have no doubt that the trend will continue.

Now I will turn the call over to Corie to review the quarterly results in more detail.

Coreen Sawdon: Thank you, Mark. Good afternoon to everyone.

As we have indicated before, our revenues are diverse, not reliant on any one jurisdiction or any one product. Although the metrics vary from period to period, this quarter US revenue was $19.9 million, or 58% of revenue, compared to 53% of revenue in the prior year period. These results reflect our steady progress in our growing lease base in this region.

We are very pleased with the excellent strides we have made to drive down operating expenses, both on an absolute dollar basis and as a percentage of revenue. Operating expenses for the first quarter totaled $17 million, and were down 24% from the prior year period, net of severance charges. Approximately $2 million of the reductions relate to wage and consulting fee decreases, as well as reductions in travel and entertainment, and we should expect to see the same level of savings in future quarters.

To touch on the nature of some of the additional reductions this quarter, our SG&A cost were favorably impacted by foreign currency fluctuations of approximately $700,000. The translation to our reporting currency, the US dollar, was favorable from an expense perspective this quarter; however, we cannot predict what the impact will be in our future periods, as we do not hedge our foreign currency.

Legal expenses decreased by 51%, and professional fees decreased 71% over the prior year period. However, as litigation and professional services have their own level of volatility, we cannot say whether they will continue to decrease consecutively. Although we made substantial reductions this quarter, we cannot commit that operating expenses will continue to decrease at the same rate for the subsequent quarters; however, we are confident of achieving or even surpassing our 10% reduction goal.

Research and development expense totaled $3.7 million, or 11% of revenue, down 19% year-over-year. These decreases, like SG&A, were also favorably impacted by foreign currency translation. These dollar decreases were not related to any slowdown in innovation, but rather a more disciplined approach on how and where we spend our R&D dollars as a result of the oversight of the corporate products group.

For the first quarter, our adjusted EBITDA grew 53% year-over-year on a slightly lower revenue base, which demonstrates the success of our cost savings initiatives in both manufacturing as well as operations. The posting of increased bank EBITDA on a declining outstanding debt balance has decreased our leverage to slightly greater than 2 times, as compared to our maximum allowable ratio of 4.25 times. We are very proud of the headroom we have under our debt covenants in a time when many others are facing compliance and restructuring issues.

Our income from operations of $1.2 million was up year-over-year by $2.3 million, due predominantly to our disciplined expense management. Working capital increased to $20.9 million from $7.7 million as of October 31, 2008. The improvements relate to the repurchase of notes and healthy cash flow during the quarter.

Now I will move into a quick product segment recap, starting with our utility segment quarterly performance. Total utility revenue decreased year-over-year by 10% to $15.8 million, due to softer sales volume, which is in line with our ongoing strategy to emphasize leasing. In that same vein, lease and service revenue reached a Company record of $9.2 million, as a result of both increased placements as well as an increased average lease price year-over-year. Leased shufflers totaled 5,442 units, up 6% from the prior year, and up 124 units from the prior sequential quarter. Total revenue in the proprietary table game segment for the first quarter was $9.7 million, up 6% year-over-year.

Revenue growth and a 5% gross margin increase were primarily due to increased royalty, lease and service revenue, up $8.5 million, as well as increased net revenues from our Three Card Poker World Champion Tournament. We also recognized a 5% increase in the average monthly lease price over the prior year period. Additionally, we saw significant growth in add-on wagers (audio dropout) and tables, which were up by 207 net units from the prior year period, and are exclusive to the lease model. The total install base of table games was 5,594 units, of which 71% were leased.

Moving to our electronic table systems segment, lease and service revenue was a record $2.6 million, up 16% from the prior year period, as the result of 155 new seats on lease, the majority of which were Table Master. These Table Master seats were largely leased units of our Royal Match 21, Three Card Poker, and Ultimate Texas Hold 'Em games, which indicate our unmatched competitive advantage in this segment, since only Shuffle Master can provide these proprietary titles.

Total revenue decreased 28% year-over-year to $4 million, as a result of decreased sales volume. This segment is burdened with a fair amount of fixed amortization, which can have a large impact on margin, depending on the amount of sales activity in any period. Accordingly, margin in this segment can vary materially from period to period. The total install base of 7,315 seats reflects an increase of 13% from the prior year period.

Our electronic gaming machine segment reflects sales of our slot machines in the Australasian market. Note that the first quarter results are highly impacted by the summer shutdown in Australia during portions of December and January. For the first quarter 2009 total revenue was $5.1 million, down 10% year-over-year; however, when adjusted for the weakened Australia dollar, revenue was actually up 23% in local currency. The 21% increase in the number of seats sold is largely due to the success of our popular titles as well as the increase in Australian dollars of the average sale price. This segment also experienced a 14% gross margin improvement from the prior year period, due to overall operational improvements and inventory management.

Moving to our margins, the first quarter showed year-over-year improvement of 2%, resulting in gross margin of approximately 60%. Margin growth was principally due to an 8% increase in lease and service revenue, which generally yields better margins over time and higher average lease prices. To a lesser extent gross margin was also favorably impacted by the strong quarterly revenue contribution of our proprietary table game segment, which carries a higher gross margin than the other segments.

Our working capital continues to improve as we satisfy our convertible notes. During the quarter, we purchased $10 million of our outstanding notes at a discount on the open market. To date, we have $30.3 million of our convertible bonds outstanding. As these bonds are expected to be put in April of this year, they have been reclassified as current liabilities. We expect to satisfy these notes with either cash on hand or through a draw on our revolver, which has approximately $78 million available and matures in November of 2011. We have significant headroom in our leverage ratio, and continue to most post improvements each quarter. We are in compliance and expect to be compliant when our bonds are put on April 15th of this year.

Finally, I would like to comment on a couple of items in our second quarter of fiscal 2009 to assist with modeling our business. Note that the interest cost of our revolver is slightly greater than that on our converts. Also note that we will be observing a severance charge related to Dr. Yoseloff's retirement. This severance is pursuant to a pre-existing employment agreement which dates back to 2005. The approximately $4 million expense is mostly non-cash, and accelerates the entire severance charge to the quarter of his departure, although this contract includes a three-year part-time employment arrangement.

With that, I would like to turn the call over to Mark for a wrap up and closing remarks.

Mark Yoseloff: Thank you, Corie.

I would now like to take this time to turn the call over to Tim Parrott, our new CEO. But first, a few highlights on Tim's background, and a few words about why Tim was selected for this role. Tim has over 20 years of experience in the gaming and entertainment industry, and has worked for a number of companies in the space. He is operationally focused, having been on both sides of the fence; that is, as an operator with Boom Town, and as a supplier with Aristocrat. And as a result, has solid relationships with many of our current customers. Tim is no stranger to public company management, and is experienced in handling the complex issues our Company faces as a result of our size, our subsidiaries and our infrastructure. He also has proven success in identifying and developing talent.

Speaking now as a Director, we on the Board were very selective in our process to find the right person to take us to the next level. The alignment of Tim's experience to our current and long-term needs should give shareholders and customers confidence in the future of our Company.

Timothy Parrott: Thanks for the kind words, Mark. Good afternoon everybody.

First, I would like to say it's a privilege to have the opportunity to be the new CEO of Shuffle Master. I would also like to take a minute to recognize Mark, and highlight his many accomplishments and contributions over the years. Under Mark's leadership, this Company has grown from a little under $30 million in annual revenues to approximately $200 million. When Mark joined the Company, there were roughly 3,600 shufflers deployed, and one proprietary game titled Let It Ride. To date, there are over 28,000 shufflers installed and over 30 titles in our suite of proprietary table games.

As an inventor, innovator, and businessman, Mark has led Shuffle Master to greater heights via both organic growth and strategic acquisitions. We are fortunate that Mark will continue to work with us, and me, on a part-time basis in the areas of product strategy and development. On behalf of the whole Shuffle Master team, we want to thank Mark for his tireless commitment, and will strive to uphold his legacy of accomplishments and innovation.

Now I have had the opportunity to walk our campus over the last month or so since I joined the Company, and I've gotten to know our team, see the depth of our products, and visit customers. I would like the share my observations from the last five weeks, and also talk about our future. I already had a high regard for Shuffle Master, first as a customer for many years, and then as a competitor. But I wasn't aware of the depth of products and talent within the Company prior to joining.

In my short time with the Company, I've seen innovative technology, great products, and talented employees who have a passion for delivering what our customers need. When I couple this with the belief that the future of gaming will see major growth in momentum in the table game sector, it makes for an exciting situation. From my perspective, and despite the economy, this is an excellent time to join the Company as the new CEO. Shuffle Master is the clear leader in utility products, specialty table games, and the emerging electronic table games category. It has earned (audio interference).

Operator: Ladies and gentlemen, please stand by, we are experiencing technical difficulties. Your conference will resume shortly.

Timothy Parrott: Okay, everybody, that was memorable for me. This is Tim Parrott again. Hopefully, you are all still on.

Let me just pick up where I think I left off, and say that Shuffle Master is the clear leader in all of its product categories. It's earned this leadership position because it consistently delivers value to the operators, as well as new and improved gaming experiences to the players. Our market position, coupled with an industry that is certainly going to see continued growth on a global basis, equals a bright future for Shuffle Master. The Company didn't get to its leadership position by accident; it is the result of many talented and passionate people, starting with the experienced management team I've inherited at the Company, bringing high-value products to market. This is certainly the worst business environment in many decades; however, I believe there will be significant opportunities for strong and focused companies to capitalize on the downturn. In our case, I think we will come out of this recession stronger and in a better position than our starting point.

Now I will touch on our priorities, short-term objectives and then a bit on our long-term goals. First, I don't have a silver bullet to shield us from the global economic malaise. However, because of the value of our products to operators, the proven appeal of our games to customers and our solid balance sheet, we are in a very good position. It is impossible to have long-term revenue and profit visibility in this climate, but based on the last two quarters and current demand, we feel good about this year and very positive looking further out.

Let me touch on my objectives. Foremost is a continued focus on our previously-stated strategic initiatives, which include a continued emphasis on leasing, development of relevant technology to drive new products, increasing the return on existing products by adding new value elements, value engineering for reduced manufacturing costs, and cost reductions and expense control.

Most of my 20 years in gaming has been on the operator side, and I clearly see our Company mission as being a customer and product-driven Company. Particularly at times like this, we need to, and will, intensify our efforts to responding to the needs, challenges and opportunities of our customers. I know my responsibility as CEO is to ensure we deliver shareholder value. And the best way I know how to make it happen is by delivering improved results on a steady basis; by continuous innovation; by constantly improving and expanding our suite of products; by being focused, nimble, and having an effective execution; and by strengthening our team of management and employees.

As the market leader in table game products, we do have an advantage. We have a full suite of products that enjoy the best performance. We will continue to capitalize on our leading position, but I'm fully aware that we can't relax our efforts, as there are a number of experienced competitors in the gaming sector.

In summary, my priorities include remaining customer-centric; responding to the changing needs of operators in this challenging environment; continuing to innovate and protect our IP; strengthening our competitive advantages; maintaining our financial discipline; and further developing our management team, to include hiring a seasoned CFO. I believe that all of these very broad, high-level goals will serve to drive shareholder value. Even with the economic climate that we are currently in, we do have the products, people and platform to deliver solid results over the years to come. I look forward to providing an update on our next call.

And now we will turn it over to the Operator for Q&A.

+++ q-and-a

Operator: Thank you. (Operator Instructions). Our first question comes from the line of Carlo Santorelli with JPMorgan.

Carlo Santorelli: Hi, guys. Just some modeling-type stuff here. I was wondering if you could provide some color, given the amount of moving parts right now in Australia in the EGM business, and how you are kind of looking at foreign currency year-over-year going out over the next three quarters or so?

Mark Yoseloff: Foreign currency issue. Well, business has actually been steadily improving almost from the time that we bought it. And as you know we had a great quarter in Q4, we actually had an up quarter in Q1 in local currency, up quite a bit. The good news in Australia right now is that we have some very, very good titles, well-performing titles, and there is a lot of demand for them.

My expectation this year is that we should have a good year there, based on the strength of these titles, and based on the amount of visibility that we currently have. So without quantifying this for you, but just qualitatively, I expect that Star Games' EGM business will put in another solid year, as it did in fiscal 2008, and that we should be generally very happy with their results. Now on top of that, as you saw, we've had some margin improvement there, and that's actually been very helpful to our bottom line. So I think it's going be a good business for us this year.

Carlo Santorelli: Thanks a lot, guys.

Operator: (Operator Instructions). Our next question comes from the line of Ryan Worst with Brean Murray. Please proceed with your question.

Ryan Worst: Thank you. Hi, guys. Mark, just in Australia, without the -- on a local currency basis, would ASP's have been, you know, relatively stable?

Mark Yoseloff: No, actually they've been up.

Ryan Worst: Okay.

Mark Yoseloff: You know, our titles are performing well, and our product generally has been at or below market prices of our competitors. So given the strong performance of the titles, I think we have been able to bring our prices more in line with our competitors, and so the ASP's have been up recently in local currency terms.

Ryan Worst: They would have been up year-over-year?

Mark Yoseloff: Oh, yes.

Ryan Worst: Okay. Then, it looks like when you back out all of the unusual items you're running at -- SG&A at about $13 million, a little over $13 million in the quarter. Is that a pretty good number going forward?

Coreen Sawdon: I walked through that, Ryan, and we had about $4.5 million in savings year-over-year. Of that, we believe $2 million was something you could extrapolate in the out quarters. We do have timing items in there, such as foreign currency for one, legal and accounting fees which tend to be volatile. But $2 million is the number that we are holding out as something we can bank on.

Ryan Worst: Okay, great. And then could you guys quantify the total impact of foreign currency on your quarter, in terms of revenue or EBITDA?

Mark Yoseloff: It's actually a very tricky question, because it's so -- it's sort of easy to identify certain components of it. So, for example, we know the negative impact on revenue in certain product areas is sort of easy to get to. One of the problems we have is because of the complex rule on transfer pricing between subsidiaries, it's not always clear at the end of the day precisely how much FX impact there is in some of these transactions. So when it's EGMs it's easy because it's all in Australian dollars. When it's salaries that we pay in Australia, it's easy. But when it's transfer pricing amongst several subsidiaries, it gets complicated because they may be in two or sometimes three currencies.

Ryan Worst: Okay.

Mark Yoseloff: I wish I could have been more helpful, sorry.

Ryan Worst: That's okay. Then the last question is Mark, on CapEx, it looks like it was you know, pretty low in the quarter. Is that an indication of demand for leased electronic games, and what could we expect on that line going forward?

Mark Yoseloff: No, actually it's timing. You see classifications on products, as we build the inventory and you see our inventory grows, and then we put it on lease and it's an asset held for lease, and so it keeps moving around the balance sheet. A good sense of that, you know how tough we have been on inventory control over the last three or four or six quarters, yet you saw our inventory grow substantially in Q1. So I would have to believe that's primarily in anticipation of placements of the expensive inventory, namely the electronic table game systems.

I will tell you without going being quantitative, but qualitatively, the demand for Table Master particularly, and now Vegas Star Craps, is quite strong, and I think for one of the only very few times in our history we actually have a backlog. I won't tell you what the number is, but we have an actual backlog of Table Master, just because we can't manufacture the product at the same rate as the demand these days.

Ryan Worst: Okay. Can you just talk about any kind of -- any jurisdiction that opened up to that game recently?

Mark Yoseloff: I tell you, it's as much expansion -- I will address a couple of areas. One is the racino or slots-only markets, and probably the best example now for us is Pennsylvania. Because this market continues to expand, we've gotten numerous reorders from properties there, the product's performing extremely well, and my expectation is that as we go through the rest of this year, there will be even greater placements in Pennsylvania.

The other example is in Las Vegas. Even I, when we bought Sega Gaming five years ago and it became Table Master, or six years ago, even I would have found it hard to believe that we would see Table Masters in premier Las Vegas Strip properties, and yet there are some going into those properties. So I quoted you a number earlier, 17 systems, 85 seats, already on the Strip or just off-Strip, with a number of pending orders, some from some very high-profile properties. So the demand appears to be everywhere.

Ryan Worst: Great. Thanks Mark, and good luck in your retirement.

Mark Yoseloff: Thank you so much.

Operator: (Operator Instructions). There are no other questions in the queue. I would like to hand it back over to management for closing comments.

Mark Yoseloff: I would like to thank everyone for joining us. I will not be with you on the next call, but Tim and the team will be. And I, as a very interested shareholder, will probably be listening in to find out how our Company is doing. So my best of luck to everyone, and I think great success ahead for Shuffle Master. Thank you for joining us.

Timothy Parrott: Thanks, Mark. Thanks everyone, talk to you next time.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.